Exhibit 99.1
N e w s   R e l e a s e

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	December 7, 2009
ELS PRESENTATION AT WELLS FARGO REAL ESTATE CONFERENCE
CHICAGO, IL — December 7, 2009 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced that Michael B. Berman, ELS’ Executive Vice President and Chief Financial Officer, will make a presentation at the 13th Annual Wells Fargo Global Real Estate Securities Conference on Wednesday, December 9, 2009 at 7:20 a.m. Central Time.
          A live webcast of Equity LifeStyle Properties, Inc.’s presentation will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com. This will be a listen only broadcast. An archive of the webcast will be available for a period of ninety days after the conference.
          This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age Properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the Properties previously leased by Privileged Access under the FASB Accounting Standards Codification Topic “Revenue Recognition” (prior authoritative guidance: Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected); and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Equity LifeStyle Properties, Inc. owns or has an interest in 304 quality properties in 27 states and British Columbia consisting of 110,363 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.